Exhibit 24




                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We consent to the incorporation by reference in the registration statement of Rymer Foods Inc. on Form S-8 (File No. 33-79346) and on Form S-2 (File No. 33-86062) of our report which includes explanatory paragraphs regarding the uncertainty of the Company's ability to continue as a going concern and the Company's adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" and the restatement of the consolidated financial statements, dated February 12, 1996 except for Note 4 as to which the date is July 1, 1996, on our audits of the consolidated financial statements and financial statement schedule of Rymer Foods Inc. and subsidiaries as of October 28, 1995 and October 29, 1994 and for the three years in the period ended October 28, 1995, which report is included on page 19 in this Annual Report on Form 10-K/A1.


    Chicago, Illinois           COOPERS & LYBRAND L.L.P.
    July 23, 1996